Exhibit 99.1
WESTERN GAS COMPLETES ACQUISITION
OF MIDSTREAM ASSETS FROM ANADARKO
     HOUSTON, July 23, 2009 — Western Gas Partners, LP (NYSE: WES) today announced it has completed the acquisition of certain midstream assets from Anadarko Petroleum Corporation (NYSE: APC) for total consideration of approximately $107 million. The assets, located in the Uintah Basin in northeastern Utah, consist of a 51-percent membership interest in Chipeta Processing LLC (“Chipeta”), and associated infrastructure. Chipeta owns the Chipeta natural gas processing plant complex, which includes two recently completed processing trains: a refrigeration unit completed in November of 2007 with a design capacity of 240 MMcf/d and a 250 MMcf/d capacity cryogenic unit which was commissioned in April 2009.
     The acquisition was financed with debt, through the issuance of a three-year $101.5 million 7.00% note to Anadarko, and equity, through the issuance of 351,424 common units to Anadarko and 7,172 general partner units to Western Gas Holdings, LLC, the partnership’s general partner. Following the completion of the acquisition, Anadarko and its affiliates own approximately 63 percent of the partnership’s common and subordinated limited partner units and the entire 2-percent general partner interest.
Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation (NYSE:APC) to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, treating, processing and transporting natural gas for Anadarko and other producers and customers. For more information about Western Gas Partners, please visit www.westerngas.com.
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Western Gas Partners, LP Contact:
Chris Campbell, CFA, chris.campbell@westerngas.com, 832.636.6012